Exhibit 21

Subsidiaries of the Registrant

Parent

Home Federal Bancorp, Inc.

	Percentage	Jurisdiction or
Subsidiaries	of Ownership	State of Incorporation

Home Federal Bank	100%	Federal

Idaho Home Service Corporation (1)	100%	Idaho

(1)	Wholly-owned subsidiary of Home Federal Bank.